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                                                  Filed Pursuant to Rule 424(a)
                                                  Registration No. 333-71369

                   PROSPECTUS SUPPLEMENT DATED MARCH 23, 1999
                                     TO THE
                          PROSPECTUS DATED MARCH 17 1999

     The following information should be read in conjunction with the information contained in the prospectus dated March 17, 1999 relating to the initial public offering of 5,000,000 shares of the common stock of Sagent Technology, Inc.

                         THIRD PARTY INFRINGEMENT CLAIM

     "Risk Factors -- Our Proprietary Technology May Be Subjected to Infringement Claims or May be Infringed Upon" on pages 11 and 12 shall be amended to insert the following text as a second paragraph at the end of the risk factor:


          On March 19, 1999, we received written notice from Timeline, Inc. alleging that the Sagent DMS product suite infringes one or more of the claims of a Timeline patent. On March 22, 1999, we received a verbal communication from Timeline's legal counsel that it had filed suit against us based on the alleged patent infringement claim. We have not received further information or documentation regarding this claim and therefore cannot fully evaluate it. Pursuing potential litigation with Timeline could be costly and could divert management and our technical staff from operating our company, regardless of the outcome.


     "Business -- Legal Proceedings" on page 43 of the prospectus is hereby amended as follows to delete the current text and insert in lieu thereof the following text:

          Other than as set forth under "Risk Factors -- Our Proprietary Technology May Be Subjected to Infringement Claims or May be Infringed Upon, " Sagent is not currently a party to any material legal proceedings.